Exhibit 99.1

    Bancshares of Florida, Inc. Names Edward Kaloust to Board of Directors

    NAPLES, Fla., Sept. 29 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL) today announced that Edward Kaloust has been named to the company's Board of Directors. Mr. Kaloust, who resides in Tampa, Florida, is also Chairman of the Board of Bank of Florida, Tampa Bay (In Organization), a Bancshares of Florida affiliate expected to open in the fourth quarter of 2004.
    (Logo: http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO )
    Mr. Kaloust was most recently the Managing Partner of New England Financial's Massachusetts and Florida operations, a position he held for 34 years. Under his direction, the agency experienced considerable growth, including expansion into Tallahassee, Sarasota and Naples, and production that rose from $40 million in 1996 to $238 million in 2000. He is the only executive in the organization's history twice named "Manager of the Year." Throughout his career, he earned numerous awards, including the industry's National Quality Award twenty times and the National Sales Achievement Award eight times. His Boston agency won the Pension Agency of the Year Award in 1979, the Judge Willard Phillips Award six times, the Ship's Bell Award four times, the Brokerage Agency of the Year Award in 1988, the President's Trophy in 1988 and 1990, Group Agency of the Year in 2000 and Employee Benefits Firm of the Year in 2001. He is a life member of the industry's Million Dollar Round Table, Leaders Association and the Hall of Fame, and a recipient of the National Management Award.
    Mr. Kaloust is a former director of Marblehead Bank and Trust, in Marblehead, Massachusetts. He has served on numerous boards including a state college and several hospitals, and has dedicated many hours of service to the Boy Scouts of America. Mr. Kaloust is a graduate of American College in Bryn Mawr, Pennsylvania where he received his C.L.U. degree.
    "Mr. Kaloust's depth of expertise in the insurance industry is of tremendous benefit to our entire organization as our product and service offerings continue to expand," said Bancshares of Florida President and CEO Michael McMullan. "The clients we serve in all of our markets, including Naples and Fort Lauderdale, as well as expansion into high growth markets including Tampa Bay and Palm Beach County, rely on Bank of Florida and Bank of Florida Trust Company to provide a wide range of financial and related services. As a member of our Board of Directors, Mr. Kaloust's professional experience will help guide the growth of our organization as we expand the footprint of our unique community banking model."

    Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: "BcshFla") is a $297-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com , by clicking on the "Investor Relations" tab.

     Contact: Michael McMullan
     (239) 254-2143
     mmcmullan@bankofflorida.com

SOURCE  Bancshares of Florida
    -0-                             09/29/2004
    /EDITORS' ADVISORY: Electronic jpeg photo of Mr. Kaloust is available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at 954.564.3474 or via email at sandy.richards@juno.com /
    /CONTACT: Michael McMullan, Bancshares of Florida, +1-239-254-2143, or mmcmullan@bankofflorida.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.bankofflorida.com /
    (BOFL)

CO:  Bancshares of Florida; Bank of Florida
ST:  Florida
IN:  FIN
SU:  PER